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                                                                    EXHIBIT 23.2

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 2, 1998, except for Note 3 as to which the date is June 19, 1998 and Note 10 as to which the date is July 6, 1998, with respect to the financial statements and schedule of Childcare Network, Inc. and the use of our report dated May 29, 1998, with respect to the statements of operations and cash flows for the period of January 1, 1997 through September 29, 1997 of Young World, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Childcare Network, Inc. for the registration of 2,850,000 shares of its common stock.

                                          /s/ Ernst & Young LLP

Columbus, Georgia
July 16, 1998